REVOLVING PROMISSORY NOTE
                                      ("Note")

          US $14,000,000.00                                 June 1, 1992

          FOR VALUE RECEIVED, ON DEMAND, the undersigned, BALCOR REALTY INVESTORS-84, an Illinois limited partnership (hereinafter referred to as "Borrower"), hereby promises to pay to the order of THE BALCOR COMPANY, a Delaware corporation (hereinafter referred to as "Lender"), with its principal office at 4849 Golf Road, Skokie, Illinois 60077, or at such other place as the holder hereof may from time to time designate in writing, in lawful money of the United States of America, the principal sum of Fourteen Million and no/100 Dollars (S14,000,000.00) or such lesser amount as may have been disbursed hereunder, together with interest on the unpaid principal amount hereof from time to time outstanding, at the rates provided for in Section 1 below. The entire principal sum hereof, together with all accrued and unpaid interest thereon shall be due and payable on demand ("Maturity Date").

          1. Interest, Interest Rate and Time of Interest Payments.

          (a) "Base Rate" shall mean Lender's average cost of funding as determined by Lender on a daily basis in any manner deemed reasonable by Lender and which, at a maximum, shall be a rate per annum as determined on a daily basis and as designated by Lender which does not exceed the maximum limit permitted to be charged by "Affiliates", as such term is defined in, and as permitted pursuant to, the Borrower's Partnership Agreement in effect prior to the Maturity Date. The rate of interest which accrues hereon shall change from time to time concurrently with Lender's average cost of funding as determined daily by Lender.

          (b) "Disbursement Date" shall mean the date on which the initial disbursement of funds pursuant to this Note occurs.

          (c) "Senior Note" shall mean a promissory note or notes secured by a mortgage or mortgages which is or are senior to this Note and any mortgage or mortgages securing this Note.

          (d) "Senior Mortgage" shall mean a mortgage securing a Senior
          Note.

          (e) The stated interest rate ("Stated Rate") shall be equal to the Base Rate.

          (f) The amount of monthly interest to be paid each month prior to the occurrence of any "Event of Default" (as defined in the "Agreement", which is hereinafter defined) shall be an amount equal to the lesser of: (1) the amount of interest computed at the Base Rate on the amount outstanding under this Note or (2) the amount of Cash Flow (as hereinafter defined) for the preceding calendar month. The amount of such monthly interest shall be referred to as the "Monthly Interest."

          (g) Monthly Interest shall be payable in arrears on the fifteenth day of each month, commencing with the first month following the Disbursement Date. Interest shall be calculated on the basis of a 360 day year, but shall be computed for the actual number of days in the period for which interest is charged.

          (h) Each month, the difference between the amount of interest at the Stated Rate and the paid Monthly Interest shall accrue ("Accrued Interest") and become due and payable on the Maturity Date. However, if the Cash Flow during any calendar month is in excess of the amount necessary to pay Monthly Interest for that month, then such excess shall be applied first towards Accrued Interest and then to principal.

          (i) Upon a sale of or refinancing of any real estate owned by the Borrower (each a "Borrower Property" and collectively, the "Borrower Properties") or by any partnership in which the Borrower has an equity interest (each a "Subpartnership" and collectively the "Subpartnerships") of any real estate which is owned by such Subpartnership (each a "Subpartnership Property" and collectively the "Subpartnership Properties"), whether or not such real estate is subject to any mortgage, deed of trust or deed to secure debt which secures this Note, the refinancing of any Superior Note or the refinancing of the indebtedness evidenced by this Note, the "Net Proceeds" from such sale or refinancing shall be applied first to Accrued Interest, then to current interest and then to principal. "Net Proceeds" shall mean the gross proceeds from the sale or refinancing of a Borrower Property or a Subpartnership Property minus payment of the indebtedness of a Senior Note, reasonable brokerage commissions, points and/or fees paid in the case of a refinancing, title insurance premiums, attorneys' fees and costs and normal closing costs and recording fees.

          (j) Cash Flow for the Borrower shall mean the sum of:

          i. the "Gross Income" for all Borrower Properties less the "Operating Expenses" for all Borrower Properties in a calendar month; plus

          ii. with respect to each Subpartnership, provided the Gross Income for the calendar month from the Subpartnership Property owned by such Subpartnership is greater than Operating Expenses for such calendar month for such Subpartnership Property, the Gross Income for such Subpartnership Property for such calendar month minus the Operating Expenses for such Subpartnership Property for such calendar month.

          Gross Income shall mean all of the income derived from each such Borrower Property or Subpartnership Property and/or the operation thereof, including but not limited to, non-refundable security deposits, income from concessionaires and laundry equipment placed in and about each such Borrower Property or Subpartnership Property. Operating Expenses for a Borrower Property or Subpartnership Property shall mean the amount necessary to pay all sums due on a Senior Note and a Senior Mortgage which is a lien on such Borrower Property or Subpartnership Property, plus all reasonable operating expenses of such Borrower Property or Subpartnership Property. For purposes of determining Operating Expenses for each Borrower Property or Subpartnership Property, such expenses shall be those which are incurred at market rates, allocable to the period in question (whether paid or payable), including management fees (calculated at the lesser of the amount actually paid or 5% of gross rentals), and equal monthly amounts for insurance, real estate and personal property taxes or escrow deposits. All of such Operating Expenses shall be determined under generally accepted accounting principles, consistently applied. Cash Flow for any calendar month shall be reduced by all contributions and advances made by the Borrower to each Subpartnership whose Subpartnership Property had Operating Expenses in excess of Gross Income in such calendar month, provided such contributions or advances shall have been made with the consent of The Balcor Company (and consent for any month shall not imply or require that The Balcor Company shall consent for a subsequent month) and provided the funds for such contribution or advance resulted from operations of Partnership Properties or Subpartnership Properties and were not the result of draws under this Note.

          (k) In no event shall the amount paid or agreed to be paid hereunder exceed the highest lawful rate permissible under applicable law; and if under any circumstance whatsoever, fulfillment of any provision of this Note, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by applicable law, then ipso facto, the obligation to be fulfilled shall be reduced to the limit of such validity, and if from any circumstance the holder of this Note should receive as interest an amount which would exceed the highest lawful rate allowable under law, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance due under this Note and not to the payment of interest, or if such excess interest exceeds the unpaid balance of principal, the excess shall be refunded to Borrower.

          2. Issued Under Master Loan and Security Agreement.

          Advances under this Note evidence indebtedness incurred upon oral or written request of the Borrower pursuant to a certain Master Loan and Security Agreement (the "Agreement") between the Borrower and the Lender dated as of , 1992, and made a part of this Note, as the same may be amended from time to time.

          3. Demand Nature of Note.

          It is expressly understood and agreed by the Borrower that this Note matures upon issuance, and the Borrower further acknowledges and agrees that the Lender, at any time, without notice, and without reason may demand that this Note be immediately paid in full. The demand nature of this Note shall not be deemed modified by reference herein to a default or Event of Default. The Borrower further acknowledges and agrees that, for purposes of this Note, to the extent there is reference to an Event of Default, such reference is for the purpose of permitting the Lender to receive "Default Interest" (as hereinafter defined) and to terminate the right of Borrower to limit its interest payments to Cash Flow. It is expressly agreed that Lender may exercise its demand rights hereunder whether or not an Event of Default has occurred. The Borrower further acknowledges and agrees that the Lender, with or without reason and without notice, may from time to time make demand for partial payments hereunder and that such demands shall not preclude the Lender from demanding at any time that this Note be immediately paid in full.

          4. Acceleration and Attorneys' Fees.

          If any installment under this Note is not paid when due, the entire principal amount outstanding hereunder and accrued interest thereon and the Accrued Interest shall at once become due and payable, at the option of the Lender. The Lender may exercise this option to accelerate during any default by the Borrower regardless of any prior forbearance. In the event of any default in the payment of this Note, and if the same is referred to an attorney at law for collection or any action at law or in equity is brought with respect hereto, the Borrower shall pay the Lender all expenses and costs, including, but not limited to, attorneys' fees.

          5. Late Charges and Default Interest.

          If any installment under this Note is not received by the Lender within ten (10) calendar days after the installment is due, the Borrower shall pay to the Lender a late charge of four percent (4%) of such installment, such late charge to be immediately due and payable without demand by the Lender. If any installment under this Note remains past due for ten (10) calendar days or more, the outstanding principal balance of this Note shall bear interest "Default Interest") during the period in which the Borrower is in default at a rate of four percent (4%) per annum in excess of the Base Rate, or, if such Default Interest may not be collected from the Borrower under applicable law, then at the maximum increased rate of interest, if any, which may be collected from the Borrower under applicable law.

          6. Prepayments.

          The unpaid principal and Accrued Interest of this Note may be prepaid in whole or in part without premium or penalty. Prepayments shall be applied against the outstanding principal balance of this Note and shall not extend or postpone the due date of any subsequent monthly installments or change the amount of such installments, unless the Lender shall agree otherwise in writing.

          7. Modifications.

          From time to time, without affecting the obligation of the Borrower or its successors or assigns to pay the outstanding principal balance of this Note and observe the covenants of the Borrower contained herein, without affecting the guaranty of any person, corporation, partnership or other entity for payment of the outstanding principal balance of this Note, without giving notice to or obtaining the consent of the Borrower, the successors or assigns of the Borrower or guarantors, and without liability on the part of the Lender, the Lender may, at its option, extend the time for payment of said outstanding principal balance or any part thereof, reduce the payments thereon, release anyone liable on any of said outstanding principal balance, accept a renewal of this Note, modify the terms and time of payment of said outstanding principal balance, join in any extension or subordination agreement, release any security given therefor, take or release other or additional security, and agree in writing with the Borrower to modify the rate of interest of this Note or change the amount of the monthly installments payable hereunder.

          8. Waivers.

          Presentment, notice of dishonor, and protest are hereby waived by all makers, sureties, guarantors and endorsers hereof. This Note shall be the joint and several obligation of all makers, sureties, guarantors and endorsers, and shall be binding upon them and their successors and assigns.

          9. Choice of Law.

          This Note was made, executed and delivered in Skokie, Illinois and shall be governed by the laws of the State of Illinois.

          10. Limited Liability in Certain Cases.

          So long as the general partner of Borrower is an affiliate of The Balcor Company, in no event shall any general partner of the Borrower have any liability for the payment hereof or for any deficiency which may remain after the enforcement of Lender's rights and remedies hereunder; provided, however, that if the general partner of the Borrower is not an affiliate of The Balcor Company, then such general partner shall be fully liable for payment hereof, and for any deficiency, and by agreeing to act as such general partner, such person agrees to and accepts such liability.


                                        BALCOR REALTY INVESTORS-84, an
                                        Illinois limited partnership

                                        By: BALCOR PARTNERS-XV

                                        By: RGF-BALCOR ASSOCIATES-II

                                        By: THE BALCOR COMPANY

                                        By: /s/Allan Wood
                                            ------------------------
                                            Allan Wood
                                            Executive Vice President